Exhibit 99.1

        NEWPARK RESOURCES REPORTS THIRD QUARTER AND NINE MONTHS EARNINGS

    METAIRIE, La., Nov. 7 /PRNewswire-FirstCall/ -- Newpark Resources, Inc. (NYSE: NR) today announced that, in the third quarter of 2005, it earned net income of $5.0 million equal to $.06 per share, on revenue of $139.1 million. This compares to 2004 third quarter net income of $735,000, equal to $0.01 per diluted share, on revenue of $110.8 million.

    For the nine months ended September 30, 2005, Newpark earned net income of $14.7 million, equal to $0.17 per share, on revenue of $409.7 million. This compares to 2004 net income of $3.5 million or $.04 per share, on revenue of $319.7 million.

    James D. Cole, Newpark's CEO, stated: "Over the past several years, we have worked to diversify Newpark's revenue base to new markets beyond our historic Gulf Coast base. More than half of our revenue now comes from new markets entered as we diversified the company. The profit reported in the recent quarter was earned from these new markets and points out the progress that we have made implementing that strategy."

    "Newpark would have earned approximately $0.10 per share in the third quarter, excluding $0.01 of tax benefits, but for the tropical storms in the period which cost us $.05 per share. Approximately half of that amount should be recovered from business interruption and other insurance in future periods," he continued. "We expect to demonstrate continuing improvement in earnings in the fourth quarter in spite of the lingering effects of Hurricanes Katrina and Rita. The Company's Venice, La., facilities have been out of service since the passage of Hurricane Katrina and are expected to remain idled until early next year. We have been able to service our customers operations from other Newpark sites pending the restoration of service. All other Newpark facilities are operating, although the Cameron sites damaged by Hurricane Rita are providing only limited services to drilling fluids and E&P waste customers until repairs currently underway are completed in December. We anticipate that we will see more activity in that key offshore support market in the first quarter of 2006, as customers return to more normal operating patterns."

    Drilling Fluids Sales and Engineering
    The Drilling Fluids unit continued its strong growth pattern in the third quarter. For the nine months ended September 30, 2005, drilling fluids revenue totaled $282.6 million, an increase of 44% from $196.0 million reported in the 2004 period. Third quarter segment revenue increased 46% to $104.3 million compared to $71.4 million in the year-ago quarter, and increased sequentially by 8.0% or $7.7 million from the second quarter of 2005 despite the impact of the storms in the recent quarter. Operating income for the nine months improved to $29.1 million, or 10.3% of revenue, versus $13.8 million or 7.0% in the prior year period. For the third quarter, operating contribution rose to $12.7 million, or 12.2% of revenues, compared to a contribution in the 2004 quarter of $5.0 million, or 7.0% of revenue. Margins improved sequentially by 220 basis points compared to 10.0% in the second quarter of 2005.

    "We believe that Hurricane Katrina reduced drilling fluids revenue by at least $9.0 million in the third quarter, with a corresponding operating income effect of over $3.5 million. While the after-effects of Katrina and Rita will be felt in the fourth quarter and early in 2006, we believe that the recent pattern of revenue and margin improvement should continue through 2006," Cole continued. "Next year we should also begin to realize the benefits of the recently-announced formation of Newpark Drilling Fluids of Brazil, a joint venture with Brasil Supply, and we anticipate that first revenue from the Brazilian market should be recorded in the first quarter of 2006."

    Mat and Integrated Services
    For the nine-months ended September 30, 2005, mat operations generated operating income of $9.0 million on revenues of $82.3 million compared to $4.2 million from 2004 operations on revenue of $76.1 million. Third quarter segment revenue totaled $21.3 million, down 11% from the corresponding quarter of 2004, and off 26% sequentially as a result of storm-related interruptions in operations. Third quarter operating profit of $165,000 compares to an operating profit of $1.2 million in the year-ago period and $3.0 million in the second quarter of 2005. The earnings decline in both comparisons is attributable to the decline in revenue.

    "The key factor affecting the quarter was the revenue decline in the most profitable parts of the mat rental business. We already have indications that the oilfield segment of the market is beginning to rebound, with work scheduled for completion in the fourth quarter already above the third quarter total. We believe that this pattern should continue into 2006 as funds are allocated to new drilling projects," Cole said.

    Rental volume installed in the oilfield market declined by 1.1 million square feet year-over-year, and 1.0 million sequentially to 2.3 million square feet, while pricing improved fractionally to $1.09 per square foot from $1.03 a year ago. Non-oilfield rentals, a market focused on electric utility expansion, declined by $1.7 million as customers shifted their focus to service restorations following four tropical storms in the quarter.

    Sales of DuraBase(TM) and Bravo(TM) composite mats generated revenue of $4.9 million in the recent quarter, compared to $5.6 million a year ago. Bravo(TM) mat units sold doubled to over 7,500 units in the September quarter compared to the same quarter of 2004 on improved market acceptance of the product. Sales of the stronger and more expensive DuraBase(TM) units declined from 3,300 units a year-ago to 1,200 in the third quarter.

    E&P Waste Disposal
    E&P revenues for the three quarters ended September 30, 2005 totaled $44.8 million, a decline of $2.8 million or 5.8% from the same period of 2004. Third quarter revenue was $13.5 million, 12% below the $15.4 million reported in the third quarter of 2004. Operating income for the nine month period declined by $2.2 million or 39% to $3.4 million from $5.6 million in 2004. For the quarter, operations resulted in a loss of $150,000 compared to a $1.2 million profit in the year-ago quarter as a result of the lower revenue.

    "We believe that the weather's impact on Gulf Coast operations in the quarter amounted to $3.2 million in revenue and $2.5 million in operating income," said Cole. "Longer term, the damage to the service infrastructure, docks and drilling rig fleet resulting in lower current drilling activity, will impact the E&P waste unit during the fourth quarter and until all rigs are back in service in 2006. In both revenue comparisons, the decline also relates to changes in our strategy with respect to the Canadian market, which has focused on supporting the development of the new water technology operation and borne much of that start-up cost. Key Gulf Coast market revenues have improved over the same period on higher rig activity and improving pricing."

    E&P volume in the third quarter increased 7% to 683,000 barrels compared to 640,000 in the year-ago quarter. Pricing averaged $12.59 per barrel in the third quarter of 2005, an increase of 5.1% from $11.97 a year ago. Operations in the 2004 quarter were slowed by a processing change that limited capacity in the period.

    Water Processing Technology
    During the quarter, commercial operation of the Boulder, Wyo., facility began, though at limited volumes during a period of training and testing the capabilities of the facility. "As a result of favorable test results in the water produced at the plant, we have accelerated plans to increase the plant's throughput capacity, and have initiated several additions to the original plant design aimed at raising output to as much as 8,000 barrels per day. These developments should be fully in place by mid-December," Cole indicated.

    Two testing and demonstration plants have been transported to the Canadian market, and are expected to begin testing in late November in the Fort McMurray Oil Sands market. Construction of the new 20,000 barrel per day Gillette, Wyo., plant is nearing completion and the first water is expected to be tested in the facility in November, with operations beginning in December.

    Liquidity and Balance Sheet
    During the quarter, Newpark invested $5.4 million in capital assets, with $2.0 million concentrated in acquisition of equipment and facilities for the new water treatment business and a like amount used to expand the Gulf Coast infrastructure supporting the drilling fluids operation. Long-term debt at the end of the period totaled $193.2 million or 36% of long term capital. Borrowings under the Company's bank credit facility included $13.9 million of letters of credit and cash advances of $33.1 million, with $23 million available for cash advances.

    Newpark Resources, Inc. provides integrated fluids management, environmental and oilfield services to the exploration and production industry.

                      THREE PAGES OF FINANCIAL DATA FOLLOW

    Investor Conference Call
    Newpark will host a conference call at 10:00 AM EST on Tuesday, November 8th to discuss these results and the outlook for the company. Investors may access the conference call by dialing (800) 862-9098. The call will be webcast and can be accessed from Newpark's Investor Relations page at http://www.newpark.com .

    The foregoing discussion contains 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. There are risks and uncertainties that could cause future events and results to differ materially from those anticipated by management in the forward-looking statements included in this press release. For further information regarding these and other factors, risks and uncertainties affecting Newpark, reference is made to the risk factors set forth in the Prospectus included in Newpark's Registration Statement on Form S-3 filed on May 8, 2002 (File No. 333-87840), and to the section entitled "Forward Looking Statements" on page 17 of that Prospectus. In particular, as described on page 9 of that Prospectus, any material decline in the level of oil and gas exploration and production activity could result in fewer opportunities being available for the service industry in general and Newpark in particular, and may adversely affect the demand for our services. In addition, as described on page 13 of that Prospectus, and rescission or relaxation of governmental regulations, including in the discharge regulations recently implemented, could reduce the demand for Newpark's services and reduce Newpark's revenues and income. You are strongly urged to review these sections for a more detailed discussion of these risks and uncertainties. Newpark's SEC filings can be obtained at no charge at http://www.sec.gov , as well as through our Website, http://www.newpark.com .

                             Newpark Resources, Inc.
                           Year-Ago Quarter Comparison
                    (in thousands, except per share amounts)

                                                    3Q05             3Q04
                                                -------------    -------------
Segment revenue
Drilling Fluids                                 $     104,298    $      71,448
E&P Waste Disposal                                     13,523           15,363
Mat & Integrated Services                              21,322           23,979
                                                $     139,143    $     110,790
Segment Gross Profit
Drilling Fluids                                 $      12,708    $       4,978
E&P Waste Disposal                                       (150)           1,243
Mat & Integrated Services                                 165            1,168
                                                       12,723            7,389

Corporate G&A                                           2,480            2,122
Operating income                                       10,243            5,267
Foreign currency (gain) loss                             (352)              76
Interest income                                          (126)            (118)
Interest expense                                        4,122            3,760
Pre-tax income                                          6,599            1,549
Income tax                                              1,554              589
Net income                                              5,045              960
Preferred dividends                                        59              225
Net income to common                            $       4,986    $         735

Common share equivalents, diluted                      87,940           84,253
Diluted EPS                                     $        0.06    $        0.01

EBITDA
Pre-tax                                         $       6,599    $       1,549
Interest                                                4,122            3,760
Depreciation & amortization                             6,234            5,148
Total                                           $      16,955    $      10,457
% of revenue                                             12.2%             9.4%

Drilling Fluids Data
Average rigs - Newpark's Domestic Market                1,059              925
Average rigs serviced                                     220              180
  Market Share                                           20.8%            19.5%
Annualized revenue per rig (000's)              $       1,524    $       1,353

Mat Rental Data - Gulf Coast (dollars in
 millions, except per square foot amounts)
Installation                                    $         2.5    $         3.5
Re-rental                                                 2.0              1.5
Total U.S. oilfield mat rental                  $         4.5    $         5.0
Non-oilfield mat rental                                   0.1              1.8
Integrated services and other                            11.4             10.8
Canadian operations                                       0.4              0.8
Composite mat sales                                       4.9              5.6
                                                $        21.3    $        24.0
Average price per square foot                   $        1.09    $        1.03
Square feet installed (MM)                                2.3              3.4

Waste Data (dollars in millions, except
 per barrel amounts)
Gulf Coast E&P waste volume (000's)                       683              640
Gulf Coast average revenue per barrel           $       12.59    $       11.97

Gulf Coast E&P revenue                          $         8.8    $         9.3
NORM                                                      0.6              1.0
Industrial                                                0.7              0.2
  Total Gulf Coast market                       $        10.1    $        10.5
Non-Gulf Coast markets                                    3.4              4.9
                                                $        13.5    $        15.4

                             Newpark Resources, Inc.
                         Year-Ago Nine Month Comparison
                    (in thousands, except per share amounts)

                                                  9 MOS 05         9 MOS 04
                                                -------------    -------------
Segment revenue
Drilling Fluids                                 $     282,560    $     196,042
E&P Waste Disposal                                     44,846           47,619
Mat & Integrated Services                              82,286           76,072
                                                $     409,692    $     319,733
Segment Gross Profit
Drilling Fluids                                 $      29,137    $      13,778
E&P Waste Disposal                                      3,399            5,613
Mat & Integrated Services                               8,962            4,232
                                                       41,498           23,623

Corporate G&A                                           7,180            6,993
Operating income                                       34,318           16,630
Foreign currency (gain) loss                             (343)             217
Interest income                                          (250)          (1,255)
Interest expense                                       12,398           10,885
Pre-tax income                                         22,513            6,783
Income tax                                              7,300            2,578
Net income                                             15,213            4,205
Preferred dividends                                       509              713
Net income to common                            $      14,704    $       3,492

Common share equivalents, diluted                      85,797           83,818
Diluted EPS                                     $        0.17    $        0.04

EBITDA
Pre-tax                                         $      22,513    $       6,783
Interest                                               12,398           10,885
Depreciation & amortization                            18,974           15,340
Total                                           $      53,885    $      33,008
% of revenue                                             13.2%            10.3%

Drilling Fluids Data
Average rigs - Newpark's Domestic Market                1,011              886
Average rigs serviced                                     201              154
  Market Share                                           19.9%            17.4%
Annualized revenue per rig (000's)              $       1,534    $       1,362

Mat Rental Data - Gulf Coast (dollars in
 millions, except per square foot amounts)
Installation                                    $        11.0    $        12.3
Re-rental                                                 7.2              4.4
Total U.S. oilfield mat rental                  $        18.2    $        16.7
Non-oilfield mat rental                                   4.2              3.0
Integrated services and other                            33.6             33.7
Canadian operations                                       9.5              4.9
Composite mat sales                                      16.8             17.8
                                                $        82.3    $        76.1
Average price per square foot                   $        1.11    $        0.97
Square feet installed (MM)                                9.9             12.6

Waste Data (dollars in millions, except per
 barrel amounts)
Gulf Coast E&P waste volume (000's)                     2,267            2,354
Gulf Coast average revenue per barrel           $       12.96    $       11.90

Gulf Coast E&P revenue                          $        30.1    $        29.2
NORM                                                      2.7              2.1
Industrial                                                2.2              2.0
  Total Gulf Coast market                                35.0             33.3
Non-Gulf Coast markets                                    9.8             14.3
                                                $        44.8    $        47.6

                             Newpark Resources, Inc.
                           Consolidated Balance Sheets
               (unaudited, in thousands, except per share amounts)

                                                September 30,    December 31,
                                                    2005             2004
                                                -------------    -------------
ASSETS

Current assets:
  Cash and cash equivalents                     $      10,318    $       7,022
  Trade accounts receivable, less allowance
   of $1,107 in 2005 and $3,260 in 2004               132,608          100,587
  Notes and other receivables                          10,158            7,321
  Inventories                                          83,746           84,044
  Deferred tax asset                                   10,585           12,501
  Other current assets                                 13,236           13,275
    Total current assets                              260,651          224,750

Property, plant and equipment, at cost,
 net of accumulated depreciation                      236,765          210,514
Goodwill and other intangibles                        135,560          132,769
Deferred tax asset                                        ---            4,063
Other assets                                            6,648           18,018
                                                $     639,624    $     590,114

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Foreign bank lines of credit                  $      10,514    $       8,017
  Notes payable and current maturities of
   long-term debt                                      10,037            5,031
  Accounts payable                                     41,278           38,822
  Accrued liabilities                                  38,794           26,875
    Total current liabilities                         100,623           78,745

Long-term debt                                        193,187          186,286
Other non-current liabilities                           3,336            2,118

Stockholders' equity:
  Preferred Stock                                         ---           20,000
  Common Stock                                            884              840
  Paid-in capital                                     427,280          402,248
  Unearned restricted stock compensation                 (294)            (472)
  Accumulated other comprehensive income                7,754            8,199
  Retained deficit                                    (93,146)        (107,850)
    Total stockholders' equity                        342,478          322,965
                                                $     639,624    $     590,114

    Ratio of long-term debt to total capital             36.1%            36.6%

SOURCE  Newpark Resources, Inc.
    -0-                             11/07/2005
    /CONTACT: Matthew W. Hardey, Vice President of Finance of Newpark Resources, Inc., +1-504-838-8222/
    /Web site:  http://www.sec.gov /
    /Web site:  http://www.newpark.com /
    (NR)